For More Information
Investor Contacts:

Jack A. Pacheco
Vice President & Chief Financial Officer
SMART Modular Technologies
510-624-8134

Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-4962
suzanne@blueshirtgroup.com

SMART Modular Technologies Changes Accounting for Interest Rate Swaps

Company Records Additional $1.9 Million to Other Income

FREMONT, CA – July 10, 2006 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, embedded computing subsystems, and TFT-LCD display products, today announced that, in connection with the preparation of its Quarterly Report on Form 10-Q for the third quarter of fiscal 2006 and a review of its hedge accounting practices, the Company has concluded that it needed to change the accounting for its interest rate swaps (the “Swaps”), previously accounted for under the “short cut” method for cash flow hedges, as described in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.   As a result, the Company recorded approximately $1.4 million of other income in the third quarter of fiscal 2006 that was previously recorded in other comprehensive income on the balance sheet.  The Company recorded the adjustment in the third quarter, as the amounts are not material to the estimated income for the full fiscal year 2006.  SMART also recorded approximately $0.5 million of other income in the third quarter of fiscal 2006, due to changes in fair value of the Swaps during the quarter. The Company intends to implement hedge accounting under the “long haul” method for cash flow hedges for the Swaps in the fourth quarter of fiscal 2006, which would result in future changes in fair value of the Swaps, excluding the ineffective portion of the hedge, to be recorded in other comprehensive income. The changes in fair value of the Swaps related to any ineffective portion of the hedge will be reflected in other income or expense.

This change in the accounting treatment of the Swaps resulted in an additional $1.9 million, net of tax, of GAAP net income ($0.03 per diluted share), reported in the Company’s Quarterly Report on Form 10-Q filed today as compared to results reported in its earnings press release dated June 22, 2006 and summarized below (in thousands, except per share data):

		Reported on Form
Q3 FY 2006 - GAAP	Previously Reported	10-Q	Increase
Other income, net	$120	$1,999	$1,879
Net income	4,577	6,456	1,879
Diluted earnings per share	$0.07	$0.10	$0.03

Although GAAP net income increased by $1.9 million, net of tax, SMART deducted this increase in re-calculating its third quarter fiscal 2006 non-GAAP diluted earnings per share because it is infrequent and unusual in nature.  Accordingly, the previously reported non-GAAP diluted earnings per share of $0.16 for the third quarter of fiscal 2006 remains unchanged.

Fourth Quarter Fiscal 2006 Guidance Remains Unchanged

For the fourth quarter of fiscal 2006, SMART estimates net sales will be in the range of $190 to $200 million, gross profit will be in the range of $33 to $35 million, GAAP diluted net income per share will be in the range of $0.17 to $0.18, and the shares used in computing diluted net income per ordinary share will be in the range of 63.3 to 63.8 million.

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure and network processing applications. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.

Forward-Looking Statements

Statements contained in this press release that are not statements of historical fact, including any statements that use the words “believes,” “will” and “estimates,” or similar words that describe the Company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial performance in general and as a result of accounting methods adopted, technical capabilities, business strategies and product plans.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, memory IC packaging and other production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in product prices and raw material costs, dependence upon third-party vendors, changes in GAAP and perspectives related to accounting methods adopted, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, from such factors on the Company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.